Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group
Releases

December 2006 U.S. Trading
Statistics

NEW YORK, NY, January 10, 2007 – Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that December 2006 U.S. trading volume was 3.4 billion shares and average daily volume (ADV) was 171 million shares.  This compares to 2.6 billion shares and ADV of 123 million shares in December 2005 and 3.7 billion shares and ADV of 175 million shares in November 2006.

There were 20 trading days in December 2006, compared to 21 trading days in December 2005 and in November 2006.

“ITG’s volumes remained strong in December, due primarily to year end direct access business.  This growth in direct access was present throughout the quarter and will result in an approximately five percent rate card decline for the quarter,” said Howard Naphtali, Chief Financial Officer at ITG. “We continue to see strong momentum in our trading volumes as we enter 2007. In addition, our European revenues were higher than initially expected for the quarter.”

Monthly volume statistics reflect commission-generating U.S. volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume

December:	20	3,419,493,860	170,974,693

Year-to-Date:	251	38,372,324,926	152,877,789

About ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:

Alicia Curran

(212) 444-6130